SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 24, 2012 (January 18, 2012)

NEDAK Ethanol, LLC
(Exact Name of registrant as specified in its charter)

Nebraska	333-130343	20-0568230
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

87590 Hillcrest Road
P.O. Box 391
Atkinson, Nebraska 68713
(Address, including zip code, of principal executive offices)

(402) 925-5570
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders.

           The information set forth in Item 5.03 of this Current Report on Form 8-K under the heading is incorporated by reference into this Item 3.03 as if fully set forth herein.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year

Fourth Amended and Restated Operating Agreement

As previously disclosed in the Current Report on Form 8-K filed by NEDAK Ethanol, LLC (the “Company”) on January 6, 2012, the Board of Directors of the Company adopted the Fourth Amended and Restated Operating Agreement effective as of December 31, 2011 (the “Fourth Amended Operating Agreement”) in connection with the closing of its private offering of up to 1,500 Class B Preferred Membership Units (the “Class B Units”) at $10,000 per unit (the “Class B Offering”) as set forth in the Private Placement Memorandum dated April 7, 2011, as supplemented July 20, 2011 and December 23, 2011 (the “Memorandum”).

The following is the description of the changes made to the Third Amended and Restated Operating Agreement dated March 4, 2009 (the “2009 Agreement”) in connection with the adoption of the Fourth Amended Operating Agreement and the creation of the Class B Units as previously set forth in the Current Report on Form 8-K filed by the Company on January 6, 2012.

Preferred Unit Rate.  Class B Units receive 12% cumulative annual distributions.  Distributions are payable upon the earliest of (i) redemption of the Class B Units, (ii) a liquidation, dissolution or winding up of the Company, or (iii) when and if declared by the Board.  Distributions will not be paid unless such distributions are expressly permitted by the Company’s credit agreement.

Conversion Rights.  Holders of the Class B Units have the right to convert each Class B Unit into twelve (12) of the Company’s common units at any time at the holder’s election by providing notice to the Company.  Any accrued but unpaid distributions outstanding at the time a conversion notice is received by the Company will be converted to common units at the rate of one Common Unit per $833.33; provided that the Company will have the option, at its sole discretion, to instead pay to the holder a portion or all of any accrued but unpaid distributions in cash rather than convert to the Company’s common units.

Redemption. The Board  has the right to redeem the Class B Units at any time after the Class B Units are issued, at the Class B Units’ purchase price, plus any accrued but unpaid distributions, provided that the holder can elect to convert the Class B Units as described above.  On the tenth anniversary of the issuance of the Class B Units, any Class B Units that have not been previously redeemed or converted prior will be subject to a mandatory redemption at the Class B Units’ purchase price, plus any accrued but unpaid distributions, provided that the holder of any such Class B Units can elect to convert as described above.  The Company, at its option, may elect to force conversion rather than make the redemption payment in cash.

Except as set forth above or below in connection with the discussion of the Company’s Fifth Amended and Restated Operating Agreement, the holders of the Class B Units have the same rights and preferences as the rights and preferences of holders of the Company’s Class A Preferred Membership Units (the “Class A Units”) set forth in the 2009 Agreement including the right to one vote per unit.

Fifth Amended and Restated Operating Agreement

As previously disclosed in the Current Report on Form 8-K filed by the Company on January 6, 2012, the Board adopted the Fifth Amended and Restated Operating Agreement (the “Fifth Amended Operating Agreement”) effective as of January 1, 2012  The following is the description of the changes made to the Fourth Amended Operating Agreement in connection with the adoption of the Fifth Amended Operating Agreement as previously set forth in the Current Report on Form 8-K filed by the Company on January 6, 2012.

Size of the Board.  The Fourth Amended Operating Agreement provided that the number of directors shall be not less than twelve (12) nor more than eighteen (18).  The Fifth Amended Operating Agreement modified this provision to provide that the number of directors shall not be more than fourteen (14) directors.

TNDK Directors.  The Fifth Amended Operating Agreement provides TNDK, LLC with the right to appoint two (2) directors to the Board (each a “TNDK Director”) so long as TNDK holds units representing a percentage interest in the Company, on a fully diluted basis, which equals or exceeds fifteen percent (15%), provided, to the extent that TNDK holds units representing a percentage interest in the Company, on a fully diluted basis which is less than fifteen percent (15%) but equals or exceeds five percent (5%), then TNDK will have the right to appoint one (1) TNDK

Director; provided, further, that if TNDK holds units representing a percentage interest in the Company, on a fully diluted basis, which is less than five percent (5%), then TNDK will not have the right to appoint any TNDK Director.  Each TNDK Director will hold office indefinitely until a successor is elected and qualified or until the earlier death, resignation, removal or disqualification of such TNDK Director.

Members, other than TNDK, have the right to elect the remaining twelve (12) directors which continue to be divided into three (3) classes with four (4) directors, other than the TNDK Directors, in each class.  In the event that the TNDK Directors are reduced to zero, TNDK will have the right to vote for the election of directors in the same manner as all other members.

Executive Committee.  The Fifth Amended Operating Agreement provides that the Company shall maintain a six-member Executive Committee to oversee the management and day-to-day operations of the Company and that the Executive Committee has all of the rights and powers necessary to provide such oversight subject to the limitations on the Board and its committees as set forth in the Fifth Amended Operating Agreement, including the TNDK approval requirements described below.  The Board has the right to select and appoint the directors to serve on the Executive Committee; provided, the Fifth Amended Operating Agreement provides that the Board must appoint to serve as members of the Executive Committee: (i) the TNDK Directors, and (ii) the Company’s President or Chief Executive Officer; provided, however, if the President or Chief Executive Officer is not a director, then such individual would serve as a member of the Executive Committee solely in a non-voting ex officio capacity.

Restrictive Covenants.  The Fifth Amended Operating Agreement also incorporates certain restrictive covenants which provide that so long as TNDK holds units representing a percentage interest in the Company, on a fully diluted basis, that equals or exceeds five percent (5%), then the Board, or any committee acting on behalf of the Board, would not take the following actions without the approval of TNDK or one of the TNDK Directors: (a) sell, exchange, transfer or otherwise dispose of all or substantially all of the assets of the Company; (b) merge or consolidate the Company with any other person; (c) issue additional units of any class or any other new securities or admit any person as a Member; (d) amend the Company’s Articles of Organization or the Fifth Amended Operating Agreement; (e) file or commence any voluntary bankruptcy, liquidation, dissolution or termination of the Company; (f) authorize any split, combination or reclassification of any units; (g) enter into any agreement or instrument relating to any credit or liquidity facility or amend or terminate in any material respect any lending agreement or other instrument relating to any outstanding Company credit facility or loan; (h) take any action, or fail or refuse to take any necessary action, which would directly or which could reasonably be expected to indirectly result in a breach or other violation of any covenants, agreements or instruments relating to any loan, credit or liquidity facility of the Company; (i) enter into any material contract, material amendment or termination of any material contract, or amend any contract or agreement that is not a material contract when such amendment would have the effect of causing such contract or agreement to become a material contract; provided that for purposes of this section, the term “material contract” means any contract or agreement entered into, or contemplated to be entered into by or on behalf of the Company, which (1) obligates the Company to expend (whether in cash, trade, barter or otherwise) more than $250,000, or (2) obligates the Company to expend (whether in cash, trade, barter or otherwise) more than $250,000 per year and has a term, including renewals and extensions, of more than one (1) year; (j) sell, exchange, lease, abandon, mortgage, pledge or otherwise dispose of or transfer assets (an “asset transfer”) in each case having a fair market value of more than $100,000 other than the sale of inventory, if any, in the ordinary course of business; the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Company or the disposition of investments in cash and cash equivalents; (k) create or confer any authority to any committee other than the Executive Committee; the Audit Committee, the Corporate Governance/Compensation Committee, the Nominating Committee and such other committees required under applicable securities laws and regulations or to the extent such creation or conference of authority is necessary to establish special independent investigative committees so long as any such committees are not delegated or conferred authority or rights to make any decisions or take any actions that would otherwise require the approval of TNDK unless the requirement for TNDK approval will result in a violation of applicable securities laws; (l) bring or otherwise initiate any actions at law or in equity, or under alternative forms of dispute resolution including, without limitation, arbitration and mediation, on behalf of the Company by or against third parties (each of the foregoing, a “Legal Proceeding”), or consent to or enter into a judgment or settlement of any Legal Proceeding, when any Legal Proceeding involves the expense, expenditure, loaning or borrowing by the Company of more than $100,000;  (m) pay any management fee or other compensation to any Directors or committee members for service on the Board or any committee; provided, however, TNDK’s approval shall not be required for the reimbursement of reasonable expenses incurred by the directors in the ordinary course of the Company’s business;  (n) approve capital expenditure budgets and capital projects obligating the Company to expend more than $50,000 (individually or in the aggregate); (o) make any loan or extend any credit to any person with or without any security other than loans or extensions of credit made in the ordinary course of business; (p) approve the hiring and firing of the executive officers of the Company; (q) establish or modify the Company tax policies and tax elections, and approve the Company’s significant tax returns; (r) authorize the Company to incur liens or encumbrances on its assets other than liens or encumbrances for purchase money security interests and lessor interests on assets purchased or leased in the ordinary course of business; (s) change the nature or scope of the Company’s business; (t) elect to dissolve or wind-up the Company’s business; (u) approve the transfer of any units by a member or members in a transaction or series of related transaction which would result in a transfer of thirty-four percent (34%) or more of the outstanding units on a fully diluted basis; (v) adopt, amend or modify the Executive Committee Charter or other governing documents of the Executive Committee;  (w) increase the number of members on the Executive Committee; or (x) increase the number of Directors.

The approval from TNDK described above is not intended to create a separate class voting right or require a member vote, but rather constitutes a requirement of approval (which does not have to be obtained or given in the manner required for member votes) necessary for certain actions in addition to any member approval otherwise required under the Company’s Articles of Organization, Fifth Amended Operating Agreement or by law.

Right to Transfer.  The Fifth Amended Operating Agreement modified the provisions of the Fourth Amended Operating Agreement relating to the ability of members to transfer their units to provide that transfers of Class B Units would not require the approval of the Board; provided, the holder of the Class B Units seeking to transfer the Class B Units complies with certain conditions, including providing written notice to the Board of the proposed transfer along with an assignment which notice and assignment shall be in accordance with the Company’s Unit Transfer Policy, and a legal opinion of counsel reasonably acceptable to the Board that: (i) the proposed transfer, alone or when combined with other transactions, would not result in: (A) a termination of the Company within the meaning of Code Section 708 (or, if so, that no material adverse tax consequences would result to the Company or the Members by reason of such termination), (B) the Company’s losing its status as a partnership for income tax purposes, or (C) the taxation of the Company as a publicly-traded partnership for income tax purposes; and (ii) the unit(s) may be transferred without registration under any applicable federal and state securities laws and regulations.

    After the Company has received the notice, assignment and opinion of counsel, the Board will have thirty (30) days to object to the proposed transfer if the transfer is not in compliance with or otherwise violates the restrictions set forth in Sections 3(i) and (ii) of the Company’s  Unit Transfer Policy.  Any objection by the Board would need to be set forth in a writing delivered to the holder of the Class B Units seeking to transfer prior to the expiration of 30-day period and would need to set forth with particularity the Board’s basis for determining that the proposed transfer is not in compliance with or otherwise violates the restrictions set forth in Sections 3(i) and (ii) of the Company’s Unit Transfer Policy.  If the Board does not object to the transfer within the 30-day period, then the holder of the Class B Units would be free for a period of ninety (90) days to transfer to the originally proposed transferee the Class B Units in accordance with the terms of the original notice to the Company but not on any other terms.

Tax Distributions. The Fifth Amended Operating Agreement modified the provisions relating to distributions to members to provide that tax distributions made to members, including holders of the Company’s common units, Class A Units and Class B Units, will not be treated as a prepayment of distributions later made to members.

Amendments to the Fifth Amended Operating Agreement.  The Fifth Amended Operating Agreement provides that amendments to the Fifth Amended Operating Agreement can only be made (i) upon an affirmative vote of units representing a percentage interest in the Company, on a fully diluted basis, which equals or exceeds eighty-six percent (86%) represented in person or proxy at a meeting called for such purpose or (ii) upon an affirmative vote of two-thirds (2/3) of the Board, subject to the TNDK approval requirements described above, and other limitations and restrictions applicable pursuant to the Fifth Amended Operating Agreement or by law.

2012 Amendments

Subsequent to the closing of the Class B Offering, the Company discovered that the Fourth Amended Operating Agreement and the Fifth Amended Operating Agreement contained certain inadvertent drafting errors inconsistent with the Board’s intent and understanding with respect to certain provisions relating to the conversion ratio applicable to the Class B Units and the redemption of Class B Units upon the tenth anniversary of the issuance of such units.  On January 18, 2012, the Board of Directors of the Company adopted the following amendments to the Fifth Amended Operating Agreement to correct such inadvertent errors (the “Corrective Amendments”):

(1)           The following language was added to the end of Section 6.17(a):  “provided, further, that in connection with the redemption of any remaining Class B Preferred Units upon the tenth anniversary of the Issue Date, the Company may, in its sole discretion, require that the Class B Preferred Unit Holders convert the Class B Preferred Units to Common Units as described in Section 6.22” in order to clarify that in addition to the right of a holder of Class B Preferred Units to elect to convert to Common Units, the Company, at its option, may require conversion of the Class B Preferred Units into Common Units rather than make the redemption payment in cash as previously disclosed in the Memorandum and the Current Report on Form 8-K filed by the Company on January 6, 2012.

(2)           Section 6.22(a was modified to provide that that in connection with the election to convert any Class B Preferred Units into Common Units, any accrued dividends remaining unpaid at the time of conversion with respect to such Units of Class B Preferred Units which are being converted, at the Company’s sole discretion, may be (i) paid in cash, or (ii) converted into such number of Units of Common Units as is determined by dividing the total dollar amount of such accrued but unpaid dividends by the $833.33 per Unit instead of $5,000 per Unit as the reference to the $5,000 amount applied when the Fifth Amended Operating Agreement provided for a 2:1 conversion ratio instead of a 12:1 conversion ratio.

Although upon the adoption of the Fifth Amended Operating Agreement, the Fifth Amended Operating Agreement superseded the Fourth Amended Operating Agreement, the Board of Directors adopted the Corrective Amendments with respect to the Fourth Amended Operating Agreement as if such Corrective Amendments were made to the Fourth Amended Operating Agreement prior to the adoption of the Fifth Amended Operating Agreement.

The summaries of the Fourth Amended Operating Agreement, Fifth Amended Operating Agreement and subsequent amendments thereto contained herein do not purport to be complete and are subject to and qualified in their entirety by reference to the terms of the Fourth Amended Operating Agreement and Fifth Amended Operating Agreement attached to this Current Report on Form 8-K as Exhibits 3.1 and 3.2, respectively.

Item 7.01  Regulation FD Disclosure.

On January 24, 2012, Ascendant Partners, Inc. issued a press release announcing the completion of the capital restructuring of the Company, including the completion of the Class B Offering and the successful restructuring of the Company’s senior credit facility and its loan related to its tax increment financing, a copy of which is furnished as Exhibit 99.1 hereto.

The foregoing information (including the exhibits hereto) is being furnished under “Item 7.01- Regulation FD Disclosure.” Such information (including the exhibits hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

     The filing of this report and the furnishing of this information pursuant to Item 7.01 do not mean that such information is material or that disclosure of such information is required.  In addition, the Company does not assume any obligation to update such information in the future.

Item 9.01.   Financial Statements and Exhibits.

3.2.1           Fourth Amended and Restated Operating Agreement, as amended, effective December 31, 2011.

3.2.2           Fifth Amended and Restated Operating Agreement, as amended, effective January 1, 2012.

99.1           Press Release dated January 24, 2012 issued by Ascendant Partners, Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 24, 2012	NEDAK ETHANOL, LLC

	By:	/s/ Jerome Fagerland
Jerome Fagerland
President and General Manager

EXHIBIT INDEX

Exhibit No.	Description
3.2.1	Fourth Amended and Restated Operating Agreement, as amended, effective December 31, 2011
3.2.2	Fifth Amended and Restated Operating Agreement, as amended, effective January 1, 2012
99.1	Press Release dated January 24, 2012 issued by Ascendant Partners, Inc.